EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST CORPORATION RECEIVES NASDAQ NON-COMPLIANCE NOTICE

CHERRY HILL, NJ, September 18, 2009 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today reported that, on September 15, 2009, it received a Nasdaq Staff Determination Letter stating that the Company is not in compliance with Listing Rule 5550(a)(2) (the "Rule") due to the failure to maintain a minimum bid price of $1.00 per share.

The Nasdaq letter further stated that the Company has a grace period of 180 days until March 15, 2010 to regain compliance. If at anytime during the grace period the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, the Company would be in compliance with the Rule. If the Company does not regain compliance with the Rule prior to the expiration of the grace period, Nasdaq will issue a written notification that the Company's common stock is subject to delisting. The Nasdaq letter also stated that the Company may be eligible for an additional grace period of 180 days if it meets the initial listing standards, with the exception of the bid price, for The Nasdaq Capital Market (the "Capital Market"). The Company transferred from The Nasdaq Global Market to the Capital Market on September 10, 2009.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation, 856-424-6886, ext 201.